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                           CRITICAL THERAPEUTICS, INC.


June 20, 2005


Prospect Venture Partners III, L.P.
435 Tasso Street, Suite 200
Palo Alto, CA 94301

Re:  Management Rights

         This letter (the "Letter") will confirm our agreement that pursuant to, and effective upon, the purchase of a minimum of 2,250,000 shares of common stock of Critical Therapeutics, Inc., a Delaware corporation (the "Company"), by Prospect Venture Partners III, L.P. ("Investor"), pursuant to the Securities Purchase Agreement, dated as of June 6, 2005, by and between the Company and Investor (the "Purchase Agreement"), Investor will be entitled to the following contractual management rights, in addition to any other rights specifically provided to Investor in the Purchase Agreement:

         1) If an individual affiliated with or designated by Investor is not represented on the Company's Board of Directors (the "Board"), the Company shall permit Investor to meet with the executive officers of the Company to consult with and advise on significant business issues relating to the operation of the Company, including the Company's proposed annual operating plans, at mutually agreeable times during normal business hours at the Company's facilities following reasonable written notice from Investor and as often as may be reasonably requested;

         2) If an individual affiliated with or designated by Investor is not represented on the Board, the Company shall permit Investor to visit and inspect the properties of the Company, including its corporate and financial records, at mutually agreeable times during normal business hours following reasonable written notice from Investor and as often as may be reasonably requested; provided that access to confidential or proprietary facilities or records need not be provided; and

         3) If an individual affiliated with or designated by Investor is not represented on the Board, the Company shall provide Investor copies of all written notices, minutes and consents of the Board that the Company provides to the full Board and the Company shall invite a representative of the Investor (the "Observer") to address the Board with respect to Investor's concerns regarding significant business issues facing the Company at mutually agreeable times following reasonable written notice from the Investor; provided, however, that the Company shall have the right to withhold any such written material and to exclude the Observer from any such meeting or portion thereof if the Company believes in good faith that access to such written material or attendance at such meeting would (i) involve a conflict of interest regarding Investor,
                  (ii) violate any fiduciary obligations of the Board of Directors, (iii) adversely affect the confidentiality or attorney-client privilege





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                  between the Company and its counsel, (iv) result in disclosure of trade secrets or other confidential or proprietary information to Investor or (v) for other similar reasons.

         The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying Investor's ownership of stock in the Company as a "venture capital investment" for purposes of the Department of Labor "plan asset" regulations, 29 C.F.R. Section 2510.3-101.

         Investor agrees, and any representative of Investor will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this Letter pursuant to the terms of the Confidentiality Agreement by and between the Company and the Investor dated as of May 25, 2005.

            The rights described herein shall terminate and be of no further force or effect upon the earliest of (1) June 30, 2006, (2) the date upon which Investor ceases to hold a minimum of 1,000,000 shares of the Company's common stock (such number to be proportionately adjusted in the event of any stock splits, stock dividends, recapitalizations or similar events occurring on or after the date of this Letter) or (3) the effective date of the consummation of a merger or consolidation of the Company in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different state or (B) the formation of a holding company that will be owned exclusively by the Company's stockholders and will hold all of the outstanding shares of capital stock of the Company's successor. The confidentiality provisions hereof will survive any such termination of this Letter for a period of two (2) years.


COMPANY:

         CRITICAL THERAPEUTICS, INC.

              By: /s/ Paul D. Rubin
                 --------------------------
              Name:  Paul D. Rubin, M.D.
              Title: President and Chief Executive Officer

INVESTOR:


         PROSPECT VENTURE PARTNERS III,  L.P.

              By:  Prospect Management Co. III, L.L.C., its General Partner

                   By: /s/ Jim Tananbaum
                      ----------------------------
                       Jim Tananbaum, Managing Member


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